Exhibit 99.1
From:	Hifn, Inc.
	750 University Avenue	(HIFN LOGO)
Los Gatos, CA 95032

Contact:	William R. Walker, Vice President and Chief Financial Officer
408-399-3537
wwalker@hifn.com

Hifn Reports Revenues and Earnings for Second Quarter Fiscal 2005

        LOS GATOS, Calif., April 20, 2005 – Hifn™ (NASDAQ: HIFN) today reported financial results for the second quarter and six months ended March 31, 2005.

        Revenues for the second quarter of fiscal 2005 were $13.1 million, an increase of 4% from the $12.5 million in revenues reported in the previous quarter and an increase of 26% from the $10.4 million in revenues reported in the second quarter of fiscal 2004. Revenues for the six months ended March 31, 2005 were $25.6 million, an increase of 46% from the $17.5 million reported for the six months ended March 31, 2004.

        Net loss for the second quarter ended March 31, 2005 was $854,000, or $0.06 per share, as compared to net loss of $2.6 million, or $0.20 per share, for the second quarter of fiscal 2004 ended March 31, 2004. Net loss for the six months ended March 31, 2005 was $1.4 million, or $0.10 per share, as compared to net loss of $7.7 million, or $0.63 per share, which includes an in-process research and development charge of $3.3 million related to the asset and intellectual property acquisition of IBM’s network processor product line completed on December 31, 2003, for the six months ended March 31, 2004.

        “Revenues of $13.1 million for the second quarter of fiscal 2005 were marginally ahead of expectations while total costs and operating expenses came in at plan. I am pleased to note that we returned to cash generation in the quarter, building our cash and short-term investments position by $1.5 million,” said Chris Kenber, Hifn’s Chairman and CEO. “We are seeing steady, if unspectacular growth in demand, with Cisco continuing to constitute approximately 46% of our revenues for both the quarter and six months ended March 31, 2005,” Kenber continued. “As we look out towards the next several quarters, we expect to see incremental improvements in demand. However, I am concerned that expense levels associated with Sarbanes-Oxley 404 implementation and compliance are significantly higher than expected for companies of our size and will hinder our return to consistent profitability,” said Kenber.

Hifn Second Quarter Fiscal Year 2005
Earnings Release	Page 2

        Hifn management will hold a conference call to discuss these results today, April 20, 2005 at 1:30 p.m. Pacific Daylight Time (PDT). Those wishing to join should dial 800-509-8613 (domestic U.S.) or 706-679-4544 (international) at approximately 1:15 p.m. Playback of the conference call will be available from 5 p.m. (PDT) on Wednesday, April 20, 2005 through 5 p.m. (PDT) on Saturday, April 23, 2005 and may be accessed by calling 800-642-1687, pass code 5308414. This press release and webcast of the conference call may be accessed through the Investor Relations page in Hifn’s corporate website at http://www.hifn.com.

About Hifn

        Hifn, Inc. of Los Gatos, California makes integrated circuits and software for network infrastructure developers. Hifn combines network processing, security, compression, content search and flow classification technology into solutions for complex packet management. Many of the major network equipment manufacturers use Hifn’s patented technology to improve packet processing. More information on the company is available from the company’s SEC filings. Additional product information can be obtained from the Hifn website at http://www.hifn.com. Hifn is traded on the NASDAQ National Market under the symbol HIFN.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, statements regarding the Company’s future financial performance including statements related to growth in demand and expected expense levels associated with Sarbanes-Oxley 404 implementation and compliance that will hinder the Company’s return to consistent profitability are all forward-looking statements within the meaning of the Safe Harbor that may cause actual results to differ materially from the forward-looking statements contained herein. Factors that could cause actual results to differ materially from those described herein include, but are not limited to: dependency on a small number of customers; customer demand and customer ordering patterns; orders from Hifn’s customers may be below the company’s current expectations; and the economic slowdown impacting the technology sector may continue longer than expected. Additional risks include: risks associated with the success of Hifn’s ongoing technology development efforts; Hifn’s ability to successfully integrate new technology into products in a cost-effective manner; Hifn’s ability to effect its current strategy and to effectively control expenses; the timing of Hifn’s new product introductions; intense competition in the network and storage equipment industries; the benefits expected from business partnerships we enter into may not achieve anticipated benefits due to market factors or other factors outside our control and the significant uncertainty of market acceptance of Hifn’s new products. These and other risks are detailed from time to time in Hifn’s filings with the Securities and Exchange Commission. Hifn expressly disclaims any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Hi/fn® is a registered trademark of hi/fn, inc. Hifn is a trademark of hi/fn, inc.

Hifn Second Quarter Fiscal Year 2005
Earnings Release	Page 3

HIFN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2005	2004	2005	2004
Net revenues	$13,065	$10,373	$25,595	$17,510

Costs and operating expenses:
Cost of revenues	4,297	2,873	8,252	4,343
Research and development	5,294	5,681	10,708	10,370
Sales and marketing	2,184	1,943	4,103	3,631
General and administrative	1,579	1,228	2,756	2,221
Amortization of intangibles	828	1,318	1,656	1,469
In-process research & development	-	-	-	3,337

Total costs and operating expenses	14,182	13,043	27,475	25,371

Loss from operations	(1,117)	(2,670)	(1,880)	(7,861)
Interest and other income, net	267	109	456	211

Loss before income taxes	(850)	(2,561)	(1,424)	(7,650)
Provision for income taxes	4	-	6	-

Net loss	$(854)	$(2,561)	$(1,430)	$(7,650)

Net loss per share, basic and diluted	$(0.06)	$(0.20)	$(0.10)	$(0.63)

Weighted average shares outstanding,
basic and diluted	14,052	12,892	14,010	12,141

Hifn Second Quarter Fiscal Year 2005
Earnings Release	Page 4

HIFN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31, 2005	September 30, 2004
ASSETS
Current assets:
Cash & short-term investments	$51,433	$50,032
Accounts receivable, net	6,529	5,653
Inventories	1,891	2,051
Prepaid expenses and other current assets	1,260	988

Total current assets	61,113	58,724
Property and equipment, net	1,813	1,737
Intangibles and other assets, net	13,866	15,781

	$76,792	$76,242

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,593	$4,323
Accrued expenses and other current liabilities	8,086	7,690

	12,679	12,013

Stockholders' equity:
Common stock	14	14
Paid-in capital	162,822	161,500
Accumulated other comprehensive loss	(58)	(50)
Accumulated deficit	(98,665)	(97,235)

	64,113	64,229

	$76,792	$76,242